Exhibit 10.12

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”) is made and entered into by and between John F. Moynahan (“Executive” or “Party”) and Who’s Your Daddy, Inc. (“Employer” or “Party”), a Nevada corporation, with an effective date of November 21, 2008.

RECITALS

A.      Executive was employed by Employer as its Senior Vice President and Chief Financial Officer (“CFO”) as of May 1, 2007, pursuant to an Employment Agreement of equal date (“Employment Agreement”);

B.        On September 5, 2008, the Executive provided notice to the Employer that he had elected to voluntarily resign from his employment under the terms of the Employment Agreement;

C.        The Employment Agreement provides that the Executive receives certain compensation upon his resignation under the terms of the Employment Agreement and the Employer is currently unable to pay this compensation;

D.       In consideration for the release granted by Executive herein, Employer wishes to grant, and Executive desires to receive, the release set forth in this Agreement; and

E.         Executive and Employer (collectively, the “Parties”) wish permanently to resolve any and all actual and/or potential disputes between them, including disputes arising out of Executive’s employment with Employer or the cessation of that employment.

NOW, THEREFORE, for and in consideration of the execution of this Agreement and the mutual covenants contained in the following paragraphs, Employer and Executive agree as follows:

1.  No Admission of Liability.     The Parties agree that neither this Agreement, nor performance of the acts required by it, constitute an admission of liability, culpability, negligence or wrongdoing on the part of anyone, and will not be construed for any purpose as an admission of liability, culpability, negligence or wrongdoing by any Party and/or by any Party’s current, former or future parents, subsidiaries, related entities, predecessors, successors, officers, directors, shareholders, agents, employees and assigns.

2.  Separation Payments.     In consideration of the releases granted by Executive herein and in settlement of amounts otherwise owed to the Executive under his Employment Agreement, Employer agrees to pay Executive a total of $120,000, with $20,000 to reimburse the Executive for Employer-Related travel expenses already incurred by him, payable as follows.

a.)                        $10,000 to be paid by the Employer to the Executive following the execution of this Agreement with the Employer using a best efforts basis to make this payment as soon as possible;

b.)                       Executive shall receive 5% (five percent) of the net cash proceeds received from capital raised by the Employer through direct loans (not including any loans made to the Employer by officers, directors or employees) or the issuance of debt or equity financial instruments since November 21, 2008 up to the first $1,000,000 of such funds received, and 8% (eight percent) of such funds received above that amount, with such amount to be paid to the Executive promptly after end of the month in which such funds were received;

c.)                        Executive shall receive a portion of cash collections from sales of Employer’s products based on the size of product and the selling price per case as follows:

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Sales Price per Case	Payment per Case

16 oz. products
$23.00 and up	$1.25
$17.00 to $22.99	$1.00
$10.01 to $16.99	$0.50
$10.00 and below	$0.00

8 oz products
$22.00 and up	$1.00
$16.00 to $21.99	$0.75
$10.01 to $15.99	$0.30
$10.00 and below	$0.00

Notwithstanding the above, the payment to Executive related to sales of product to T-Bone Beverages shall be $0.20 per case. These payments shall be paid to the Executive promptly after the end of the month in which they were received. Each payment will include a lead schedule in the form attached herein as Exhibit A, along with copies of invoices to support the calculations. This lead schedule will be transmitted to the Executive each month to support a payment or marked to show that no payment was due.

3.  Protection of Confidential Information; Post-Employment Non-Solicitation. Executive hereby understands and acknowledges that he is subject to certain obligations, set forth in Section 8 “Restrictions Respecting Competing Businesses, Confidential Information, etc.” of the Employment Agreement and agrees that he will comply with said obligations, to the fullest extent allowable by state and federal law.

4.  Executive’s General Release. In consideration of the benefits provided under this Agreement, including without limitation the Separation Payments, Executive on his own individual behalf and on behalf of his heirs, executors, administrators, assigns and successors, fully and forever releases and discharges Employer and each of its current, former and future parents, subsidiaries, related entities, employee benefit plans and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, “Releasees”), with respect to any and all claims, liabilities and causes of action, of every nature, kind and description, in law, equity or otherwise, which have arisen, occurred or existed at any time prior to the signing of this Agreement, arising out of, or in connection with, or resulting from Executive’s employment with Employer, or the cessation of that employment.

5.  Waiver of Employment-Related Claims. Executive understands and agrees that, with the exception of potential employment-related claims identified below, and provided there is no default on this Agreement by the Employer, he is waiving and releasing any and all rights or remedies he may have had or now has to pursue against Employer or any of the Releasees for any employment-related causes of action, including without limitation, claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, discrimination, personal injury, physical injury, emotional distress, claims under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Federal Rehabilitation Act, the Family and Medical Leave Act, the Health Insurance and Portability and Accountability Act, the California Fair Employment and Housing Act, the California Family Rights Act, the Equal Pay Act of 1963, the provisions of the California Labor Code and any other federal, state or local laws and regulations relating to employment, conditions of employment (including wage and hour laws) and/or employment discrimination. Claims not covered by Executive’s release are (i) claims for unemployment insurance benefits, (ii) claims under the California Workers’ Compensation Act (Executive represents, however, that he is not aware of having sustained any work-related injuries during his employment with the Employer), (iii) claims arising out of the breach of this Agreement, and (iv) claims relating to coverage of the Executive as a former director and/or officer of the Employer under the Employer’s directors’ and officers’ liability insurance policy.

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6.  Mutual Waiver of Unknown Claims. Executive and the Employer expressly waive any and all statutory and/or common law rights they each may have to the effect that a General Release does not release unknown claims, including any rights under Section 1542 of the Civil Code of the State of California, which states as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

Executive and the Employer expressly agree and understand that the general releases given by the parties pursuant to this Agreement apply to all unknown, unsuspected and unanticipated claims, liabilities and causes of action which may exist against the other party.

7.  Employer’s Release. In consideration of the benefits provided under this Agreement, Employer, on its own behalf and on behalf of its current, former and future parents, subsidiaries, related entities, employee benefit plans and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns, fully and forever releases and discharges Executive, his heirs, executors, administrators, assigns and successors, with respect to any and all claims, liabilities and causes of action, of every nature, kind and description, in law, equity or otherwise, which have arisen, occurred or existed at any time prior to the signing of this Agreement, arising out of, or in connection with, or resulting from Executive’s employment with Employer, or the cessation of that employment.

8.  Mutual Non-Disparagement. The Executive agrees not to disparage the Employer, the Employer’s officers, directors, employees, shareholders and agents, affiliates and subsidiaries in any manner likely to be harmful to them or their business, business reputation or personal reputation. The Employer, the Employer’s officers, directors, and employees agree not to disparage the Executive in any manner likely to be harmful to him or his business reputation or personal reputation.

9.  Right of Audit and Events of Default. Not more than four times per year, the Employee is entitled to request and examine accounting documents reasonably related to verifying that the amounts paid to him under this Agreement were properly calculated and properly paid in a timely manner. Such investigation may be conducted in the principal office of the Employer during normal business hours or remotely via electronic transmission of such documents. If a deficiency is found by the Employee as a result of this examination and the Employer does not make a payment to Executive to rectify such deficiency within 5 business days, this Agreement shall be in default. This Agreement shall also be considered in default if the Employer declares bankruptcy, reorganization or liquidation.

10.  Remedies Upon Event of Default. Upon an Event of Default, the Executive may, at his sole discretion, take whatever actions he deems necessary to collect $120,000 less any Separation Payments received prior to the Event of Default pursuant to this Agreement.

11.  Consideration/Revocation Period. This Agreement is intended to release and discharge any claims by Executive under the Age Discrimination and Employment Act. To satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. section 626(f), the Parties agree as follows:

(a)          Executive acknowledges that he has read and understands the terms of this Agreement;

(b)         Executive acknowledges that he has been advised to consult with independent counsel regarding this Agreement, and that he has received all counsel necessary to willingly and knowingly enter into this Agreement;

(c)          Executive acknowledges that he has been given twenty-one (21) days to consider the terms of this Agreement (the “Consideration Period”), has taken sufficient time to consider whether to execute it, and has chosen to enter into this Agreement knowingly and voluntarily. If Executive does not present an executed copy of this Agreement to Employer’s Chief Financial Officer on or before the expiration of the Consideration Period, this Agreement and the offer it contains will lapse; and

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(d) For seven (7) days following the execution of this Agreement (should he elect to execute it), Executive may revoke this Agreement by delivering a written revocation to Employer’s Chief Financial Officer. This Agreement shall not become effective until the eighth (8th) day after Executive executes and does not revoke it (the “Effective Date”). If Executive either fails to sign the Agreement during the Consideration Period, or revokes it prior to the Effective Date, he shall not receive the Separation Payments described herein.

12.  Severability. The Parties agree that if any provision of the releases given under this Agreement is found to be unenforceable, it will not affect the enforceability of the remaining provisions and the courts may enforce all remaining provisions to the extent permitted by law.

13.  Entire Agreement. The Parties acknowledge that this Agreement contains the entire agreement between the Parties concerning its subject matter, and further acknowledge that this Agreement supersedes any and all prior agreements concerning this subject matter.

14.  Voluntary Execution. The Parties acknowledge that they have read and understand this Agreement and that they sign it voluntarily and without coercion. The Parties further agree that if any of the facts or matters upon which they relied in signing this Agreement prove to be otherwise, this Agreement will nonetheless remain in full force and effect.

15.  Notices. All notices, consents, directions, approvals, instructions, requests and other communications required or permitted by the terms of this Agreement to be given to any person shall be in writing, and shall be delivered via email concurrently to the following addresses:

Executive:                  jmoynahan@att. net and moyno 2006@gmail.com

Employer:                   michaelrdunn@hotmail. com, edon@wydmail.com and michaeld @wydmail.com or to such other email address as a party may have furnished to the other parties in writing in accordance herewith. Any notice, consent, direction, approval, instruction, request or other communication given in accordance with this Section 14 shall be effective after it is received by the intended recipient.

16.  Waiver, Amendment and Modification. The Parties agree that no waiver, amendment or modification of any of the terms of this Agreement shall be effective unless in writing and signed by all parties affected by the waiver, amendment or modification. No waiver of any term, condition or default of any term of this Agreement shall be construed as a waiver of any other term, condition or default.

17.  Choice of Law and Venue. This Agreement shall be deemed to have been made in the State of California and the validity, interpretation and performance of this Agreement shall be governed by, and construed in accordance with, the internal law of California, without giving effect to conflict of law principles. Any action, demand, claim or counterclaim relating to, or arising under, the terms and provisions of this Agreement, or to its breach, shall be commenced in California in a court of competent jurisdiction. In the event that one Party takes legal action against the other Party related to this Agreement, the prevailing Party is entitled to collect legal fees, court expenses and the like from the other party, which shall be paid promptly upon the settlement of such legal action.

18.  Headings and Counterparts. The headings contained in this Agreement are inserted for reference purposes only and shall not in any way affect the meaning, construction or interpretation of this Agreement. This Agreement may be executed in two (2) counterparts, each of which when executed shall be deemed to be an original, but both of which, when taken together, shall constitute one and the same document.

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IN WITNESS WHEREOF, the Executive and the Employer have executed this Agreement as of the dates written below.

John F. Moynahan (“Executive”)

/s/ John F. Moynahan	11/21/08
Date

Who’s Your Daddy, Inc. (“Employer”)

By:
Date
Name:

Title:

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Exhibit A

Lead Schedule to Accompany Payments under Section 2

		Date of		Product			Invoice	Rate	Due to
Customer	Invoice #	Shipment	Collection	Type	# Cases	$ per Case	Amount	per Case	Executive

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